Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BRICKELL BIOTECH, INC.
Brickell Biotech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: By unanimous written consent, the Board of Directors approved an amendment to the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation.
SECOND: The amendment provides that Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
ARTICLE I
The name of the corporation is Fresh Tracks Therapeutics, Inc.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 6th day of September, 2022.
By:    /s/ Robert B. Brown
Name: Robert B. Brown
Title: Chief Executive Officer
[Signature Page to Certificate of Amendment]